Pricing Supplement No.  35  Dated March 10, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Floating Rate Notes)

Principal Amount:  $60,000,000

CUSIP:  61687Y BE6

Trade Date:  March 10, 1997

Settlement Date:  March 14, 1997

Maturity Date:  March 15, 1999

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars:  N/A

Exchange Agent:  N/A

Price to Public (Issue Price): Variable Price Reoffer

Net Proceeds to Issuer:  99.858%

Interest Rate (per annum):  3-month LIBOR - 0.125%.

Interest Rate Basis:
     (  )   Commercial Paper Rate  (  )  Federal Funds Rate
     (  )   LIBOR (Reuters)        (  )  Treasury Rate Note
     (X)  LIBOR (Telerate)         (  )  Other:
     (  )   Prime Rate

Interest Payment Date(s):the 16th of June, September, December and March of each year, commencing June 16, 1997, with the exception of the final coupon which will be paid at the maturity date of March 15, 1999.

Record Date(s): (X)  The fifteenth day (whether or not a Business
Day) next preceding each Interest Payment Date.
                (  )  Other

Initial Interest Rate Per Annum: Rate on the second Business Day preceding the Settlement Date.

Interest Payment Period: (  )  Annual   (  )  Semi-Annual
                         (  ) Monthly    (X)  Quarterly

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (  )  Monthly    (X) Quarterly
     (  )  Semi-annually; the third Wednesday of :
     (  )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the Prospectus Supplement: Second Business Day preceding the
Interest Reset Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: 16th of each June, September, December and March, beginning June 16, 1997.

Interest Calculation:
     (X)  Regular Floating Rate
     (  )   Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )   Other Floating Rate (See attached)

Spread (plus/minus):  -.125%       Spread Multiplier:  N/A

Index Maturity:  3 months          Index Currency:  N/A

Maximum Interest Rate:   N/A       Minimum Interest Rate:  0.00%

Calculation Date if other than stated in the Prospectus
Supplement:  N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:       (X)  Actual/360
                       (  )   Actual  (Treasury Rate Notes)

Form:     (X)  Book-Entry Note (DTC)
          (  )   Certificated Note

Denomination: $250,000 with $50,000 integral multiples thereafter.

Redemption:
( X )   The Notes may not be redeemed prior to stated maturity.
(   )   The Notes may be redeemed prior to stated maturity.

Optional Redemption Date(s): N/A

Initial Redemption Date:  N/A
Initial Redemption Percentage:  N/A
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration:  N/A

Repayment Date Prices:  N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule:  N/A

Original Issue Discount:   N/A

     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)  First Trust of New York, National
Association
               (   )  Morgan Guaranty Trust Company of New York

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company.

The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.